Exhibit 3.2

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

ASHLAND LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of Ashland LLC (the “Company”), effective as of September 21, 2016, 12:01 a.m. Eastern Daylight Time (the “Effective Time”), is entered into by Valvoline Inc., a Kentucky corporation, as the sole member of the Company (the “Member”).

WHEREAS prior to the Effective Time of this Agreement, Ashland Inc. was incorporated as a corporation under the laws of the Commonwealth of Kentucky (the “Corporation”);

WHEREAS the Board of Directors of the Corporation adopted a resolution adopting and approving the conversion of the Corporation to a Kentucky limited liability company and the adoption of this Agreement, and recommended the adoption of such conversion and this Agreement to Valvoline Inc., the sole shareholder of the Corporation (the “Sole Shareholder”);

WHEREAS the Sole Shareholder of the Corporation adopted and approved the conversion of the Corporation to a Kentucky limited liability company and the adoption of this Agreement;

WHEREAS the Member formed the Company as a limited liability company by the filing of a Plan of Conversion and Articles of Organization with the Secretary of State of the Commonwealth of Kentucky, effective as of September 21, 2016, 12:01 a.m. Eastern Daylight Time, pursuant to and in accordance with the applicable provisions of the Kentucky Limited Liability Company Act (the “Act”), as amended from time to time; and

WHEREAS the Member agrees that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member agrees as follows:

SECTION 1. Name; Separate Existence. The name of the Company is Ashland LLC. The Company shall be, and shall hold itself out to the public as, a legal entity separate and distinct from the Member and from any other entity.

SECTION 2. Principal Office. The principal office of the Company shall be at such place as shall be determined by the Member. The books of the Company shall be maintained at such principal place of business or such other place that the Member shall deem appropriate.

SECTION 3. Registered Office and Registered Agent. The registered office and agent of the Company required by the Act to be maintained in the Commonwealth of Kentucky shall be as set forth in the Articles of Organization or as otherwise designated by the Member from time to time in the manner provided by law.

SECTION 4. Purpose of Company. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

SECTION 5. No Commingling of Funds. The Company shall not commingle the funds and other assets of the Company with those of the Member or of any other person or entity; provided, however, that funds of the Company may be transferred to the Member under a policy to commonly deposit and invest funds if records are maintained that accurately reflect which of such funds are the funds of the Company.

SECTION 6. Term. The term of the Company shall continue indefinitely, unless the Company is dissolved and terminated in accordance with Section 15.

SECTION 7. Contributions. Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash, property, or services to the capital of the Company when the Member determines that additional capital is required or advisable to preserve, maintain, or expand the business of the Company, but shall have no obligation to do so.

SECTION 8. Distributions. The Member shall determine, in the Member’s sole discretion, the amount and timing of any distributions to the Member and whether such distributions shall be paid in cash or any other property.

SECTION 9. Membership Interests; Certificates. The Member owns 100% of the membership interests in the Company. The Company will not issue any certificates to evidence ownership of the membership interests.

SECTION 10. Management. The business, operations, and affairs of the Company shall be managed solely and exclusively by the Member. The Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights, and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient, or advisable to effectuate the purposes of this Agreement. Any action taken by the Member shall constitute the act of and to serve to bind the Company.

SECTION 11. Officers. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer” and collectively, the “Officers”). If the Member appoints officers of the Company, they shall have authority comparable to that which a similar officer of a Kentucky corporation would have. Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. The initial Officers of the Company shall be those persons indicated on Exhibit A, which shall be amended at such time, and from time to time, as is necessary to property reflect the servicing Officers of the Company.

SECTION 12. Indemnification. To the fullest extent permitted under applicable law, the Company may, and shall have the power to, indemnify and hold harmless the Member and the Officers from and against any and all claims and demands whatsoever, provided, that, in the case of the Officers, the Officer shall have acted in good faith and in a manner the Officer reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the Officer’s conduct was unlawful.

SECTION 13. Limitation of Liability. To the fullest extent permitted under applicable law, the Member and Officers shall not be liable for any debts, obligations, or liabilities of the Company, whether arising in tort, contract, or otherwise, solely by reason of being a Member or Officer.

SECTION 14. Tax Status; Income and Deductions.

(a) Tax Status. It is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

(b) Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

SECTION 15. Dissolution; Liquidation.

(a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 275.285 of the Act, unless the Company’s existence is continued pursuant to the Act.

(b) Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter to the Member.

(d) Upon the completion of the winding up of the Company, the Member shall file Articles of Dissolution in accordance with the Act.

SECTION 16. Assignment of Member’s Interest. The Member may freely sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of the Member’s interest in the Company. Any successor-in-interest to the Member shall automatically become a substitute Member.

SECTION 17. Action by Written Consent. Any action required or permitted under this Agreement may be evidenced by a written instrument executed by the Member and delivered to the Company for filing with the Company’s corporate records.

SECTION 18. Amendments. Amendments to this Agreement may be made only with the written consent of the Member.

SECTION 19. Severability. If any provision of this Agreement shall be declared to be invalid, illegal, or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality, and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

SECTION 20. Governing Law. This Agreement shall be governed by and shall be construed in accordance with the laws of the Commonwealth of Kentucky.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first written above.

MEMBER: VALVOLINE INC.
By:	/s/ Julie O’Daniel
Name: Julie O’Daniel
Title: General Counsel & Corporate Secretary

[Signature Page to the Limited Liability Company Agreement of Ashland LLC]

Exhibit A

Initial Officers

William A. Wulfsohn	Chief Executive Officer

J. Kevin Willis	Senior Vice President and Chief Financial Officer

Peter J. Ganz	Senior Vice President, General Counsel and Secretary

Gregory W. Elliot	Vice President and Chief Human Resources and Communications Officer

Luis Fernandez-Moreno	Senior Vice President; President, Chemicals Group

J. William Heitman, Jr.	Vice President and Controller

Anne T. Schumann	Vice President and Chief Information and Administrative Services Officer

Keith Silverman	Vice President, Environmental Health and Safety and Product Regulatory

Eric N. Boni	Vice President and Treasurer

John P. Goswell	Vice President, Internal Audit

Scott A. Gregg	Vice President, Tax

John W. Joy	Vice President, Corporate Development

Michael S. Roe	Chief Compliance Officer and Assistant Secretary

Frederick M. Greenwood	Assistant Secretary

Steven L. Spalding	Assistant Secretary

Matthew K. Spence	Assistant Treasurer

Asad P. Lodhi	Assistant Treasurer

Timothy J. Kaczala	Assistant Treasurer/Assistant Secretary*

*	Solely for the purpose of signing and filing federal, state, and local tax returns and related instruments and documents